Exhibit 99.1

BDCA Venture Announces Termination of Investment Advisory Agreement

Board Implements Plan to Become Internally Managed

NEW YORK--(BUSINESS WIRE)--October 7, 2015--BDCA Venture, Inc. (“BDCA Venture” or the “Company”) (Nasdaq: BDCV), a closed-end fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), announced today that its Board of Directors, on October 5, 2015, approved the termination of the Investment Advisory and Administrative Services Agreement dated July 1, 2014 (the “Investment Advisory Agreement”) between the Company and BDCA Venture Adviser, LLC, the Company’s investment adviser (the “Adviser”). The effective date of termination will be December 6, 2015, unless shortened or extended by mutual written agreement of the Company and the Adviser.

Following the effective date of termination, the Company will become internally managed. However, the Company currently intends to engage one or more third parties to provide certain administrative and other services to the Company.

At the Company’s Annual Meeting held on July 9, 2015, stockholders approved a proposal to have the Company’s Board of Directors consider adopting a plan to maximize shareholder value within a reasonable period of time.

Andrew Dakos, Chairman of the Board of Directors, commented: “Since July, the new Board of Directors has been working on the development of a plan to attempt to maximize value for BDCA Venture’s shareholders and we believe today’s cost saving actions are an important first step in accomplishing that goal. The Company will no longer make investments in new venture companies and will now shift its focus to the orderly monetization of its current holdings. While the expected timeline for monetization is longer than we would like, we are fully committed to managing the Company in the most streamlined fashion possible going forward and using the Company’s current cash resources to optimize value for shareholders. We look forward to reporting further details of our plan as soon as they are developed.”

For additional information concerning the Company’s termination of the Investment Advisory Agreement, please refer to the Company’s Current Report on Form 8-K, which was filed with the SEC on October 7, 2015.

About BDCA Venture, Inc.

BDCA Venture, Inc. (www.BDCV.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940 that seeks to maximize total return by generating current income through debt investments in growth companies and, to a lesser extent, through capital appreciation. BDCA Venture’s shares are listed on Nasdaq under the ticker symbol “BDCV.”

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect BDCA Venture’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in BDCA Venture’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to BDCA Venture’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, BDCA Venture undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to BDCA Venture’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
BDCA Venture, Inc.
Investor Relations:
Frederic (Rick) M. Schweiger, 720-489-4912
Chief Executive Officer and President
rschweiger@bdcv.com